Exhibit 23.02
Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No.333-270013), Form S-4 (No. 333-117914), and Form S-8 (Nos. 333-64179, 333—87593, 333-41944, 333-58046, 333-97729, 333-100426, 333-107832, 333-117913, 333-127971, 333-129072, 333-136118, 333-140942, 333-143880, 333-149131, 333-149132, 333-151851, 333-155314, 333-159778, 333-165438, 333-168295, 333-171154, 333-174242, 333-175416, 333-175417, 333-176477, 333-176663, 333-178369, 333-181535, 333-181539, 333-192514, 333-193299, 333-195987, 333-203546, 333-213340, 333-267681, 333-273485) of eBay Inc. of our report dated May 28, 2024, with respect to the consolidated financial statements of Adevinta ASA as of and for the years ended December 31, 2023 and 2021 appearing in this Annual Report on Form 10-K/A of eBay, Inc.

/s/ Ernst & Young AS
Oslo, Norway
May 28, 2024